Core-Mark Announces Jordana Kammerud Senior Vice President & Chief Human Resource Officer

SOUTH SAN FRANCISCO, California - May 25, 2017 - Core-Mark Holding Company, Inc. (NASDAQ:CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that Jordana Kammerud will join the Company as Senior Vice President and Chief Human Resource Officer, effective immediately. Ms. Kammerud has held executive level human resources positions at leading global companies over her career. Joe Wegener, the Company’s current Vice President of Human Resources, will retire on June 30, 2017 and in the interim will work closely with Ms. Kammerud in transitioning leadership.

In her new role Ms. Kammerud will be responsible for employment engagement, talent management and development, and business partnerships. Core-Mark delivers in all 50 states in the U.S. and five Canadian provinces and employs approximately 7,600 people.

“We are delighted to welcome Jordana to the Core-Mark family. She brings an outstanding track record in key human resources positions from some of the world’s most well-known companies,” said Thomas B. Perkins, President and Chief Executive Officer. “I also want to express my sincere best wishes to Joe in his well-deserved retirement. Under his leadership, we have set a strong foundation for attracting and retaining quality individuals who represent our core values and have been integral in driving the Company’s success. I’m looking forward to working with Jordana as we build on these successes moving forward.”

Ms. Kammerud joins Core-Mark from SC Johnson Company, a private, global manufacturer of household cleaning supplies and other consumer chemicals, where she held various human resources positions including Vice President of the Global Commercial division. Ms. Kammerud has held senior human resources roles at American Express and started her career at Chrysler in the U.S. and Germany.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 42,000 customer locations in the U.S. and Canada through 30 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact:
Ms. Milton Gray Draper
Director of Investor Relations
650-589-9445 x 3027
mdraper@core-mark.com